Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

DIGITAL BRANDS GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(3)			Fee Rate	Amount of Registration Fee
Equity	Units(2), consisting of: (i) Common Stock, par value $0.0001 per share or Pre-Funded Warrants to purchase Common Stock, included in the units(4)(6)	Rule 457(o)	-	-		$8,000,000	(3)	$0.00015310		$1,224.80
Equity	Common Stock issuable upon exercise of the Pre-Funded Warrant	Rule 457(o)	-	-	$			-			(4)
Equity	Warrants to purchase shares of Common Stock	Rule 457(g)	-	-	$			-			(5)
Equity	Common Stock issuable upon exercise of the Warrant	Rule 457(o)	-	-		$16,000,000		$0.00015310		$2,449.60
Equity	Placement Agent’s warrants to purchase shares of Common Stock	Rule 457(g)	-	-		-		-	$
Equity	Common Stock issuable upon exercise of the Placement Agent’s Warrant(7)	Rule 457(o)	-	-		$460,000		$0.00015310		70.43

Total Offering Amounts						$24,460,000				$3,744.83
Total Fees Previously Paid										-
Total Fee Offsets										-
Net Fee Due										$3,744.83

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Each unit consists of (i) one share of common stock, par value $0.0001 per share, or Pre-Funded Warrants to purchase Common Stock, and (ii) one warrant to purchase one share of common stock, par value $0.0001 per share.

(3)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	The proposed maximum aggregate offering price of the Common Stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants sold in the offering, and, as such, the proposed maximum aggregate offering price of the Common Stock and Pre-Funded warrants (including the Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $8,000,000.

(5)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Stock issuable upon exercise of the warrants.

(6)	The registrant may issue Pre-Funded Warrants to purchase common stock in the offering. The purchase price of each Pre-Funded Warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the Pre-Funded Warrant will equal $0.0001 per share (subject to adjustment as provided for therein).

(7)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue, upon the closing of this offering, placement agent’s warrants to placement agent or its designees, entitling it to purchase up to 5% of the aggregate shares of Common Stock sold in this offering (including shares of Common Stock issuable pursuant to Pre-Funded Warrants sold in this offering). We have calculated the proposed maximum aggregate offering price of the Common Stock underlying the representative’s warrants by assuming that such warrants are exercisable at a price per share equal to the 115% of the public offering price per share of Common Stock and accompanying Warrant.